Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan of SELLAS Life Sciences Group, Inc. (the “Company”), of our report dated March 31, 2022, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California
May 12, 2022